MANHATTAN SCIENTIFICS, INC.
                              The Chrysler Building
                        405 Lexington Avenue, 32nd Floor
                            New York, New York 10174
                                  212-551-0577

                                December 6, 2004

Ms. Gayle Pomerantz
25 East 83rd Street, Apt. 9B
New York, New York 10028

         Re: Stock Grant

Dear Gayle:

     I am pleased to inform you that the Manhattan Scientifics, Inc. board of directors has approved a grant to you of 100,000 (one hundred thousand) restricted shares of Manhattan Scientifics common stock, as additional compensation for secretarial and administrative services performed for Manhattan Scientifics.

     We thank you for your past services and look forward to continuing to work with you.

                                    Sincerely,


                                    Scott L. Bach,
                                    Secretary